As filed with the Securities and Exchange Commission on May30, 2025

Registration No. 333-232482
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

L3HARRIS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)	34-0276860 (I.R.S. Employer Identification No.)

1025 West NASA Boulevard Melbourne, Florida	32919
(Address of Principal Executive Offices)	(Zip Code)

L3 TECHNOLOGIES MASTER SAVINGS PLAN
AVIATION COMMUNICATIONS AND SURVEILLANCE SYSTEMS 401(k) PLAN
(Full title of the plan)

Christoph T. Feddersen, Esq.
Vice President, General Counsel and Secretary
L3HARRIS TECHNOLOGIES, INC.
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)
(321) 727-9100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer		Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-232482) originally filed with the U.S. Securities and Exchange Commission on July 1, 2019 (the “Registration Statement”) by L3Harris Technologies, Inc., a Delaware corporation (the “Registrant”), registering 1,725,041 shares of common stock, par value $1.00 per share (“Common Stock”) under the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan, 2,599,884 shares of Common Stock under the L3 Technologies Master Savings Plan (the “MSP”), and 15,513 shares of Common Stock under the Aviation Communications and Surveillance Systems 401(k) Plan (the “ACSS 401(k) Plan,” and the shares of Common Stock registered for issuance under the MSP and the ACSS 401(k) Plan, collectively, the “Plan Shares”), and an indeterminate amount of plan interests with respect to the MSP and the ACSS 401(k) Plan.

Effective March 28, 2025, the Registrant completed the sale of its Commercial Aviation Solutions business (the “Divestiture”), including the sale of Aviation Communication & Surveillance Systems, LLC, sponsor of the ACSS 401(k) Plan. In addition, on December 31, 2019, the MSP was merged with and into the 401(k) plan maintained by the Registrant (the “Plan Merger”). As a result of the Divestiture and Plan Merger, the Registrant has terminated all offerings of its securities pursuant to the ACSS 401(k) Plan and the MSP, as well as the associated interests in such plans, and does not wish to reallocate any unsold shares of Common Stock. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove the Plan Shares and plan interests with respect to the MSP and the ACSS 401(k) Plan from registration under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on May 30, 2025. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

L3HARRIS TECHNOLOGIES, INC.
By:	/s/ Christoph T. Feddersen
Christoph T. Feddersen
Vice President, General Counsel and Secretary

3